Exhibit 10.19

ASSET PURCHASE AGREEMENT

DATED

FEBRUARY 16, 2006

BY AND AMONG

REGIONAL ACCEPTANCE CORPORATION,

FSB FINANCIAL, LTD.,

SOUTHWEST SECURITIES, FSB,

FSBF, LLC

AND STEVEN BURKE

2

ARTICLE IIIA – Representations and Warranties of the Partners		17
3A.1	Organization and Good Standing	17
3A.2	Authority	17
3A.3	No Conflict	17
3A.4	Required Consents	17
3A.5	Seller’s Representations and Warranties	17

ARTICLE IV – Representations and Warranties of Buyer		18
4.1	Organization, Standing and Authority of Buyer	18
4.2	Authorized and Effective Agreement	18

ARTICLE V - Covenants		18
5.1	Additional Acts	18
5.2	Best Efforts	19
5.3	Access to Information	19
5.4	Press Releases	19
5.5	Conduct of Business	19
5.6	Affirmative Covenants of Seller	21
5.7	Intentionally Omitted	22
5.8	Confidentiality	22
5.9	Taxes	22
5.10	Employees	23
5.11	Apportionment	24
5.12	Repayment of Debt	24

ARTICLE VI – Conditions Precedent to Buyer’s Obligations		24
6.1	Representations and Warranties	24
6.2	Performance by Seller and the Partners	24
6.3	Compliance Certificate	25
6.4	Approvals; No Restraint on Transactions	25
6.5	No Material Adverse Change	25
6.6	Third Party Consents	25
6.7	Intentionally Omitted	25
6.8	Escrow Agreement	25
6.9	Bill of Sale and Assignment and Assumption Agreement	25
6.10	Trademark Assignment Agreement	25

ARTICLE VII – Conditions Precedent to Seller’s and the Partners’ Obligations		25
7.1	Representations and Warranties	25
7.2	Performance by Buyer	26
7.3	Compliance Certificate	26
7.4	Approvals; No Restraint on Transactions	26
7.5	Intentionally Omitted	26
7.6	Escrow Agreement	26
7.7	Bill of Sale and Assignment and Assumption Agreement	26
7.8	Trademark Assignment Agreement	26

3

ARTICLE VIII – Closing Deliveries		26
8.1	Deliveries by Seller and the Partners	26
8.2	Deliveries By Buyer	27

ARTICLE IX – Indemnification and Survival		28
9.1	Survival of Representations and Warranties	28
9.2	Indemnification	28
9.3	Notice of Claim	28
9.4	Defense	29
9.5	Exclusive Remedy	29
9.6	Minimum and Maximum Indemnity Amounts	29
9.7	Escrow	29

ARTICLE X - Termination		30
10.1	Termination	30
10.2	Effect on Obligations	31
10.3	Waiver	31
10.4	Amendment or Supplement	31

ARTICLE XI - Miscellaneous		31
11.1	Survival	31
11.2	Notices	31
11.3	Complete Agreement	32
11.4	Further Assurances	32
11.5	Expenses	33
11.6	Governing Law	33
11.7	Binding Effect	33
11.8	Severability	33
11.9	Counterparts	33
11.10	Captions	33
11.11	Specific Performance	33

4

SCHEDULES

Schedule 2.1	Accounts
Schedule 2.2(a)(xi)	Fixtures, Furniture and Equipment
Schedule 2.2(a)(xii)	Third Party Software Vendor Agreements and Assumed Contracts
Schedule 2.3(b)(i)	Preliminary Closing Statement
Schedule 2.3(b)(ii)	Closing Statement
Schedule 3.3	Capitalization
Schedule 3.4	No Conflict
Schedule 3.5	Required Consents
Schedule 3.6	Subsidiaries and Investments
Schedule 3.7	Material Contracts
Schedule 3.10	Certain Changes
Schedule 3.11	Undisclosed Liabilities
Schedule 3.12(a)	Liens
Schedule 3.12(c)	Real and Personal Property
Schedule 3.13(a)	Account and Loan Document Exceptions
Schedule 3.13(b)	Collection Settlement Agreements
Schedule 3.14	Insurance
Schedule 3.15	Litigation and Compliance
Schedule 3.17	Employment and Safety Matters
Schedule 3.18	Intangible Rights
Schedule 3.20	Labor Matters
Schedule 3.21	Contracts with Affiliates
Schedule 3A.3	No Conflict for Partners
Schedule 3A.4	Required Consents for Partners
Schedule 5.10	Eligible Employees

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Trademark Assignment Agreement

*All of the exhibits and schedules to this agreement set forth on the table of contents hereto have been omitted pursuant to Item 601(b)(2) of Regulation S-K. SWS Group, Inc. agrees to furnish supplementally to the SEC, upon request, a copy of any omitted exhibit or schedule.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of February 16, 2006, is by and among Regional Acceptance Corporation, a North Carolina corporation (“Buyer”), FSB Financial, Ltd., a Texas limited partnership (“Seller”), Southwest Securities, FSB, a federally chartered savings bank with a limited partnership interest in Seller (“SSB”), FSBF, LLC, a Texas limited liability company with a general partnership interest in Seller (“FSBF”), and Steven Burke, an individual with a limited partnership interest in Seller (each of SSB, FSBF and Steven Burke are collectively referred to herein as the “Partners”).

STATEMENT OF PURPOSE

Seller is engaged in the origination and purchasing of sub-prime automobile loans and automobile lending portfolios (the “Business”). Seller and the Partners desire to sell to Buyer, and Buyer desires to purchase from Seller and the Partners all of Seller’s right, title and interest in and to certain loans and related personal property, and Buyer agrees to assume certain liabilities of Seller, upon the terms and conditions set forth herein.

To accomplish such purposes and in consideration of the mutual representations, warranties, covenants, and agreements hereinafter set forth, and for good and valuable consideration, both the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1 Certain Definitions. For purposes of this Agreement, the following capitalized terms shall mean the following:

“Account” means each of the loan accounts from Seller’s loan portfolio that are identified on the closing tapes included in Schedule 2.1 attached hereto, except for the Exclusion Accounts.

“Account Agreement” means the written agreement between Seller and Obligor, as amended, which sets forth the terms and conditions for each Account.

“Account Application” means the signed original application or conformed copy thereof whereby a Person applied for each Account.

“Accountholder” means any Obligor of an Account.

“Agreement” means this Asset Purchase Agreement, together with all schedules, exhibits, supplements and documents that are attached hereto or incorporated herein by reference.

“AG Settlements” means the transactions contemplated by (i) the Agreement, dated September 12, 2005, by and between the Attorney General of the State of Iowa and Seller, and

(ii) the Agreement, dated September 14, 2005, by and between the Attorney General of the State of South Dakota and Seller, each pertaining to the portfolio of loans Seller previously purchased from South Dakota Acceptance Corporation.

“Assets” means the assets to be acquired by Buyer as set forth in Section 2.2(a) of this Agreement.

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement between Buyer and Seller substantially in the form attached hereto as Exhibit A.

“Books and Records” means all books, records, manuals, documents, files, notes, materials and other information in paper, electronic or other form in which they are maintained by Seller or its affiliates with respect to each Account, including the Account Agreement, monthly billing statements, any correspondence from or to the Accountholder(s), and any and all other documents or other materials relating to such Account, together with, in some cases, an Account Application.

“Buying Guidelines” means Section III(e), (f) and (g) of Seller’s Loan Policy.

“Cash” means all account balances held at any bank accounts in Seller’s name.

“Closing Statement” means the statement, in the form set forth in Schedule 2.3(b)(ii) attached hereto, that sets forth the calculation of the Closing Date Net Worth.

“Cut-off Time” means 11:59:59 p.m., EDT, on the day prior to the Closing Date, by which time all file maintenance and Account servicing shall have been performed by Seller in accordance with past custom and practice for the business day immediately preceding the Closing Date.

“Escrow Agent” means Branch Banking and Trust Company.

“Exclusion Accounts” are those Accounts, whether or not Seller or the respective Partners have knowledge, which as of the Cut-off Time are accounts on which the Obligor’s name is on, or the Obligor resides in, or the Obligor is associated with, any governmental list of prohibited individuals, entities or countries (e.g., as promulgated pursuant to the USA Patriot Act of 2001).

“File” means, with respect to each Account, all information, comments, documents and any correspondence from or to such Account’s Obligor(s), including, without limitation, the Account Application, Account Agreement, statement fiche, billing dispute documents and collections documents.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Holdbacks” means the specific loan loss reserves resulting from negotiated prior purchases and as set forth on Seller’s Financial Statements as of the Closing Date.

“Liens” means all liens, encumbrances, security interests, mortgages, pledges, charges, conditional sales or other title retention agreements, preemptive rights, easements, covenants, licenses, options, rights of first refusal, title defects or claims of any kind whatsoever.

“Neutral Accounting Firm” shall mean Deloitte & Touche, L.P.

“Obligor” means any Person obligated to make payments with respect to any Account, including any guarantor or co-obligor thereof.

“Person” means an individual, a corporation, a partnership, a limited partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, a government body, agency or instrumentality, or any other entity.

“Preliminary Closing Statement” means the statement, in the form set forth in Schedule 2.3(b)(i) attached hereto, setting forth the calculation of the Estimated Closing Date Net Worth as defined in Section 2.3(b)(i).

“Purchase Price” means the amount set forth in Section 2.3(a), as adjusted pursuant to Section 2.3(b).

“Receivable” means any amount owing by an Obligor under any Account including, without limitation, any amounts owing for the payment of goods and services, advances, fees, accrued and unpaid interest, accrued and unpaid finance charges, accrued and unpaid late charges and any other accrued and unpaid fee, expense or charge of every nature, kind and description whatsoever, less any amount owed by Seller to the Obligor as a credit.

“Seller’s Policies and Procedures” means Seller’s policies and normal, day-to-day operating procedures and practices in compliance with such policies, as existing as of the date of this Agreement.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any transferee or secondary liability in respect of any Tax (whether imposed by law, contractual agreement or otherwise).

“Tax Returns” means all returns, statements, declarations, reports and other documents required to be filed with respect to Taxes.

“Valuation Date” means the date that is four (4) business days prior to the Closing Date.

ARTICLE II

Purchase of Assets and Assumption of Liabilities

2.1 Schedule of Accounts. On the Valuation Date, Seller shall deliver to Buyer a version of Schedule 2.1 (“Valuation Tape”) reflecting all Accounts as of 11:59:59 p.m. EDT on the day immediately prior to the Valuation Date. No later than five business days after the Closing Date, Seller shall deliver to Buyer an updated version of Schedule 2.1 reflecting all Accounts as of the Cut-off Time (“Closing Tape”). Schedule 2.1 shall, with respect to each Account, completely and accurately set forth the: (a) Account number; (b) Account balance; (c) date of the last payment; (d) amount of the last payment; (e) annual percentage rates applicable to each balance within the Account; (f) current delinquency of the Receivables; (g) state wherein the Obligor resides; (h) state wherein the loan originated; (i) make and model of the automobile; (j) Obligor’s home address; (k) Obligor’s last name and first initial; (l) origination date and/or purchase date; (m) original loan amount; (n) interest rate; (o) original amortized term; (p) Seller’s purchase price; (q) first lien amount; (r) documentation type; and (s) first payment due date. Seller shall provide Buyer all versions of Schedule 2.1 in an electronic format.

2.2 Purchase of Assets.

(a) Assets. On the Closing Date and subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and receive from Seller, all of Seller’s right, title, and interest in and to substantially all of Seller’s assets, excluding the Cash, free and clear of any and all Liens (collectively, the “Assets”), including, but not limited to:

(i)	all Accounts;

(ii)	all Receivables;

(iii)	all Account Agreements;

(iv)	all loan loss reserves calculated in accordance with GAAP and Holdbacks each as reflected on Seller’s Financial Statements as of the Closing Date;

(v)	all rights to receive payment for accrued but not yet billed fees, interest, and other charges on the Accounts, including deferred commitment fees;

(vi)	the pro-rata portion of any annual fee associated with the Accounts relating to any period following the Cut-off Time;

(vii)	all prepaid expenses;

(viii)	all Files and Books and Records;

(ix)	all closing tapes specified in this Agreement;

(x)	all rights and interests of Seller as tenant under the lease to occupy the real property located at 110 West Randol Mill Road, Arlington, Texas 76011 (the “Leased Property”);

(xi)	all the removable fixtures, furniture and office equipment, communications equipment and computers included in Schedule 2.2(a)(xi), including agreed upon leasehold improvements;

(xii)	all rights and interests of Seller as lessee and/or licensee under any lease and/or license agreements with third party software vendors each as listed in Schedule 2.2(a)(xii) and all rights and interests of Seller in each of the assumed contracts also listed in Schedule 2.2(a)(xii); and

(xiii)	all rights and interests of Seller in the “FSB Financial, Ltd.” trademark and/or trade name and any derivation thereof with such transfer to be evidenced by a Trademark Assignment Agreement substantially in the form attached hereto as Exhibit C.

(b) Excluded Assets. All assets of Seller not specifically listed or included in Section 2.2(a) hereof shall remain the assets of Seller (together with the Exclusion Accounts, the “Excluded Assets”). Without limitation, Seller shall retain all right, title, and interest in and to all of the Excluded Assets.

2.3 Transaction Consideration.

(a) Purchase Price. The purchase price for the Assets shall consist of an amount of cash equal to the product of (i) 3.19579 (the “Factor”) multiplied by (ii) the Closing Date Net Worth (as defined below), as may be adjusted pursuant to Section 2.3(b) of this Agreement (the “Purchase Price”), of which ten percent (10%) of such Purchase Price (the “Purchase Price Holdback”) will be retained until June 30, 2007 to secure the purchase price adjustments as provided in Sections 2.3(b) and 2.6 hereof and to secure Seller’s and the Partners’ indemnifications as provided in Section 2.5 and Article IX of this Agreement.

(b) Payment of Purchase Price and Adjustments.

(i) On the Valuation Date, Seller shall in good faith prepare and deliver to Buyer a Preliminary Closing Statement in the form set forth in Schedule 2.3(b)(i), along with all supporting documentation used by Seller to prepare the Preliminary Closing Statement for Buyer’s review, setting forth the calculation of Seller’s estimated aggregate net worth as of the Closing, determined on an accrual basis in accordance with GAAP (the “Estimated Closing Date Net Worth”), provided that, in no event shall the Estimated Closing Date Net Worth be less than Ten Million Five Hundred Thousand Dollars ($10,500,000) (the “Target Closing Date Net Worth”). On the Closing Date, Buyer shall pay to Seller a dollar amount in cash (the “Closing Date Payment”) equal to (A) the product of (1) the Factor multiplied by (2) the Estimated Closing Date Net Worth, minus (B) the Purchase Price Holdback (by wire transfer of immediately available funds to an account provided by Seller to Buyer two business days before the Closing Date). On the Closing Date, Buyer also shall pay to the Escrow Agent the Purchase Price Holdback. The Purchase Price Holdback shall be held by the

Escrow Agent in an interest-bearing account subject to the terms of the escrow agreement (the “Escrow Agreement”) to be dated as of the Closing Date among the Escrow Agent, Buyer, Seller and the respective Partners in the form attached hereto as Exhibit B.

(ii) No later than 30 days after the Closing Date, Buyer shall review the Accounts, Receivables, Files and Books and Records (the “Post-Closing Review”) and prepare and deliver to Seller a Closing Statement in the form set forth in Schedule 2.3(b)(ii) attached hereto setting forth the calculation of Seller’s aggregate net worth as of the Cut-off Time determined on an accrual basis in accordance with GAAP (the “Closing Date Net Worth”) and shall describe any adjustments to the Estimated Closing Date Net Worth as set forth in the Preliminary Closing Statement.

(iii) If within 10 days after Seller’s receipt of the Closing Statement, Buyer and Seller mutually agree on each line item in the Closing Statement, then:

(A) if the Closing Date Net Worth shown on the Closing Statement is the same as the Estimated Closing Date Net Worth shown on the Preliminary Closing Statement, then no adjustment to the Closing Date Payment shall be made;

(B) if the Closing Date Net Worth shown on the Closing Statement is less than the Estimated Closing Date Net Worth shown on the Preliminary Closing Statement (the “Closing Date Net Worth Deficiency”), the Closing Date Payment shall be adjusted downward based on the product of (1) the Factor multiplied by (2) the Closing Date Net Worth Deficiency (the “Downward Adjustment”). Seller shall pay to Buyer the Downward Adjustment plus interest calculated at the Federal Funds Rate from the Closing Date to the date such payment is made; or

(C) if the Closing Date Net Worth shown on the Closing Statement is greater than the Estimated Closing Date Net Worth shown on the Preliminary Closing Statement (the “Estimated Closing Date Net Worth Deficiency”), the Closing Date Payment shall be adjusted upward based on the product of (1) the Factor multiplied by (2) the Estimated Closing Date Net Worth Deficiency (the “Upward Adjustment”). Buyer shall pay to Seller the Upward Adjustment plus interest calculated at the Federal Funds Rate from the Closing Date to the date such payment is made.

Any payment required under (B) or (C) of this paragraph shall be made no later than two business days after Seller’s and Buyer’s mutual agreement on each line item in the Closing Statement and shall be made by wire transfer as instructed by the receiving party two business days prior thereto.

(iv) If within 10 days after Seller’s receipt of the Closing Statement, Buyer and Seller do not mutually agree upon the correct amounts for each line item in the Closing Statement, then Seller shall, within such 10 day period, notify Buyer in writing of all line items still in dispute. Within five days after Seller’s notice to Buyer that some line items remain in dispute, the parties shall refer such dispute to the Neutral Accounting Firm, which shall review the line items in dispute on the Closing Statement. The cost of such review and the preparation of the Neutral Accounting Firm Closing Statement shall be borne by the party that the Neutral Accounting Firm determines is the non-prevailing party. The Neutral Accounting Firm Closing Statement prepared by the Neutral Accounting Firm shall be final, conclusive and binding on the parties for matters covered thereby and a judgment may be entered thereon. The Neutral Accounting Firm Closing Statement shall be in a form substantially similar to the Closing Statement. Any adjustments to the Closing Date Payment resulting from the Neutral Accounting Firm Closing Statement shall be calculated as described in Section 2.3(b)(iii). Any payment required under this paragraph shall be paid to the other party with interest calculated at the Federal Funds Rate from the Closing Date to the date final payment is made, shall be made no later than two business days after finalization of the Neutral Accounting Firm Closing Statement and shall be made by wire transfer as instructed by the receiving party two business days prior thereto.

(c) Allocation of Purchase Price. Seller and Buyer hereby agree to allocate the Purchase Price and the Assumed Liabilities among the Assets in accordance with Section 1060 of the Tax Code and file or cause to be filed in a timely fashion any information that may be required pursuant to regulations promulgated under the Tax Code.

2.4 Assumption of Liabilities.

(a) Buyer’s Assumed Liabilities. On the Closing Date, Buyer shall assume and, thereafter, discharge fully only the following liabilities of Seller accrued after the Cut-off Time: (i) all of the obligations of Seller to the Accountholders under the Account Agreements; (ii) any expenses related to the Accounts and the activity thereon; (iii) all obligations of Seller under the lease for the Leased Property; and (iv) all obligations of Seller under (A) the lease and/or license agreements with third party software vendors and (B) the assumed contracts, each as listed in Schedule 2.2(a)(xii) (collectively, the “Assumed Liabilities”). Except as provided in this Section 2.4(a), Buyer shall not assume any liability, indebtedness or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise (collectively, the “Excluded Liabilities”).

(b) Seller’s Expenses. Seller agrees that it shall be: (i) solely responsible for any draft retrievals or incorrectly posted transactions that occur through the Cut-off Time and that relate to any Account; and (ii) solely responsible for all expenses related to the Accounts and activity thereon prior to the Cut-off Time.

2.5 Seller’s Indemnity for Certain Accounts. In the event that any Account or Receivable purchased by Buyer should not have been deemed an “Account” or a “Receivable”, respectively, as of the Cut-off Time, because such Account is an Exclusion Account, or such Receivable is an amount owed by an Obligor under an Exclusion Account, Seller shall indemnify Buyer for the full amount of the applicable Account and/or the applicable Receivable, net of any amounts collected by Buyer thereunder. In such event, Seller shall pay Buyer, on demand, the amount of the Account and/or Receivable as of the date demanded by Buyer. Buyer shall transfer to Seller such Account and/or Receivable and Seller shall assume from Buyer all liabilities related to such transferred Account and/or Receivable. Seller shall bear all costs and expenses associated with such transfer.

2.6 Post-Closing Adjustments. Following the Closing, the parties shall, with each other’s cooperation and assistance, promptly make any adjustments to the Closing Date Payment based on the following:

(a) Unposted Items. Any items or transactions that affect the Closing Date Payment, but that were unposted or unaccounted for on or before the Cut-off Time, including without limitation, payments in process, unidentified or unlocated items, or errors.

(b) Changes in Receivable Calculation or Misclassification of an Account. Misclassification of an Account or changes to the Receivables calculation based on the receipt or discovery of information by Buyer or Seller prior to or after the Cut-off Time and any adjustments relating to: (i) a data error that occurred on or prior to the Cut-off Time; or (ii) an event, act, or omission that resulted in the miscalculation of the Receivables as contemplated in this Agreement.

(c) Payments Received before and after the Cut-off Time. Seller shall be entitled to retain payments on Accounts from Accountholders received and posted to the Accounts by Seller prior to the Cut-off Time. All payments received by Seller after the Cut-off Time relating to the Accounts or received prior to the Cut-off Time but not posted to the Account as of the Cut-off Time shall belong to Buyer and shall be handled in accordance with the requirements of this Agreement.

2.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of BB&T Corporation’s Legal Department, located at 200 West Second Street, Third Floor, Winston-Salem, North Carolina 27101, at 11:00 a.m. EDT on March 1, 2006 (the “Closing Date”), unless the parties hereto agree in writing upon a different time, date or place. The effective time of the Closing shall be 12:01 a.m. EDT on the Closing Date (the “Effective Time”). The Closing shall not be deemed to have occurred until all actions necessary to complete the Closing have occurred.

ARTICLE III

Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:

3.1 Organization and Good Standing. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas with full power and authority to own, lease and operate its properties and assets, and to carry on the Business as now conducted and as presently proposed to be conducted, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of the Business requires such qualification.

3.2 Authority. Seller has all requisite power and authority to enter into and to perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action. This Agreement constitutes the legal, valid and binding obligation of Seller, and is enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or similar laws affecting the rights of creditors.

3.3 Capitalization. All issued and outstanding partnership interests of Seller are owned of record and beneficially as described in Schedule 3.3. No other partnership interests of Seller are issued and outstanding.

3.4 No Conflict. Except as provided in Schedule 3.4, neither the execution and delivery by Seller of this Agreement, nor the performance of any other obligation of Seller under this Agreement, conflicts with, will result in the breach of, or constitutes a default under, the terms of any of Seller’s organizational documents, any Material Contract (as defined in Section 3.7), any indenture or other instrument or agreement to which Seller is a party or by which any of the assets of Seller may be bound or affected, or any statute, ordinance, judgment, order, decree, regulation or rule of any court or governmental body affecting or relating to Seller or its assets, or will result in the creation of any Lien upon any assets of Seller.

3.5 Required Consents. Schedule 3.5 describes each notice to, each consent, waiver, approval, or authorization from, and each registration or filing with, any federal, state or local judicial or governmental authority or agency or any other third party (collectively, the “Required Consents”) that is required in order (a) for Seller to execute, deliver and perform this Agreement or to consummate the transactions contemplated hereby or (b) for Seller to maintain in full force and effect, upon the consummation of the transactions contemplated hereby, the Material Contracts (as defined in Section 3.7) and the approvals, authorizations, consents, licenses, orders, permits, Intangible Rights (as defined in Section 3.18) and other rights of Seller existing and in effect immediately prior to the Closing.

3.6 Subsidiaries and Investments. Except as provided in Schedule 3.6, Seller has no subsidiary or direct or indirect interest in any partnership, joint venture, corporation, or other business.

3.7 Material Contracts. Schedule 3.7 sets forth a true, complete and correct list of all Material Contracts. For the purpose of this Agreement, a “Material Contract” means all Account Agreements as listed in Schedule 2.1, the lease for the Leased Property, the lease and/or license agreements between Seller and third party software vendors and the assumed contracts each as listed in Schedule 2.2(a)(xii), and any other written or oral contract, agreement, undertaking or commitment relating to the Assets with or to any person or entity whatsoever of a current value, or calling for any payments, exceeding $10,000 in any calendar year. Except as set forth in Schedule 3.7, all of the Material Contracts are valid and in full force and effect, and there are no existing or, to the knowledge of Seller, claimed defaults by any party thereunder and no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default under any Material Contract.

3.8 Account Applications and Agreements. Seller has previously provided to Buyer a form of all of the Account Applications and of all of the Account Agreements pursuant to which all Accounts are governed. The terms of such Account Applications and Account Agreements have not been impaired, waived, altered, or modified in any respect except by (i) written instruments contained in the Books and Records or (ii) pursuant to the AG Settlements. All Account Agreements and Accounts, including the Receivables, are freely assignable by Seller, do not require the approval or consent of any Accountholder or any other Person to effectuate the valid assignment of the same in favor of Buyer, and are subject to federal law and contain choice of law provisions purporting to select the laws of the states identified on the closing tapes. Seller is in full compliance with all the terms and conditions in the Account Agreements and has performed all of its duties thereunder. Except as recorded in the Books and Records or reflected on the Financial Statements (as defined below), to Seller’s knowledge there exists or is threatened no default, breach, or other event which, with the passage of time or the giving of notice, or both, would constitute a default or breach under any Account Agreement.

3.9 Financial Statements. Seller has previously delivered to Buyer, or will prior to Closing deliver to Buyer, true and complete copies of: (i) its balance sheets and income statements as of and for the periods ended June 30, 2005, 2004 and 2003, and the related statements of operations, stockholders’ equity and cash flows for the fiscal years then ended, including the footnotes thereto, if any, additional or supplemental information supplied therewith and the report prepared in connection therewith by the independent certified public accountants compiling such financial statements; and (ii) its interim financial reports for the periods ended September 30, 2005 and December 31, 2005 (collectively, the “Financial Statements”). To the knowledge of Seller, the Financial Statements:

(a) are true, complete and correct in all material respects;

(b) are in accordance with the books and records of Seller;

(c) present fairly and accurately the assets, liabilities, revenues, expenses and financial condition of Seller as of the dates thereof, and the results of operations for the periods then ending, each in all material respects;

(d) are prepared on a consistent basis throughout the periods involved; and

(e) have been prepared in accordance with GAAP.

3.10 Absence of Certain Changes. Except as described in Schedule 3.10, since June 30, 2005 Seller has conducted its operations and business only in the ordinary course, has in all material respects complied with Seller’s Policies and Procedures, including, without limitation, purchasing in accordance with the applicable Buying Guidelines, origination, charge-off, delinquency grading, re-aging/re-writing and collection procedures, and has not:

(a)	Suffered any damage, destruction or loss to any material asset, whether or not covered by insurance;

(b)	Sold, transferred, distributed or otherwise disposed of any material asset;

(c)	Made or entered into any general wage or salary increase for its employees as a group;

(d)	Amended or terminated any material contract, lease, license or commitment;

(e)	Incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) except normal trade payables incurred in the ordinary course of business;

(f)	Introduced any new method of management, operations or accounting;

(g)	Defaulted or otherwise failed to perform any of its material obligations under any Account Agreement;

(h)	Incurred any material liability due or payable following the Closing to any employee or former employee for severance benefits;

(i)	Suffered any material adverse change in the condition (financial or otherwise), results of operations or business, or any other event or condition of any character that might reasonably be expected to have a material adverse effect on its operations or its assets, or has had or could reasonably be expected to have any effect that would, individually or in the aggregate, materially impair, hinder or otherwise adversely affect the ability of Seller to effect the Closing, or to perform any of its material obligations under this Agreement; or

(j)	Agreed, whether in writing or otherwise, to take any action described in this Section 3.10 other than pursuant to this Agreement.

3.11 Undisclosed Liabilities. Seller does not have any indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than those reflected in the Financial Statements (and in the actual amounts so reflected), and those described in Schedule 3.11.

3.12 Title to and Sufficiency of Assets

(a) Seller has good and marketable title to all of its properties and assets (real, personal and mixed, tangible and intangible), free and clear of Liens, except as set forth in Schedule 3.12(a). Except as listed in Schedule 3.12(a), the properties and assets owned or leased by Seller constitute all the assets necessary to operate the business as now conducted by Seller, and such assets are located within the State of Texas. All of the physical assets currently used in Seller’s operations are in good operational condition and repair, normal wear and tear excepted.

(b) The leases for all assets, real and personal, leased by Seller are valid and in full force and effect; no default or event of default, or event which, with the giving of notice or passage of time or both would constitute a default or event of default, caused by or on the part of Seller under any of such leases has occurred and is continuing; and none of such leases is terminable as a result of the transactions contemplated by this Agreement. As to any of such leases, to the knowledge of Seller, no default or event of default, or event which, with the giving of notice or passage of time or both, would constitute a default or event of default caused by or on the part of any party other than Seller has occurred or is continuing. Seller has previously furnished to Buyer true, correct and complete copies of all such leases, which have not been amended or modified as of the date hereof.

(c) Schedule 3.12(c) sets forth a true, correct and complete list and summary description of all real property, interests in real property and tangible personal property (including, without limitation, machinery, equipment and inventory) owned or leased by Seller, indicating whether such property is owned or leased or otherwise used in connection with the business of Seller, the location of such property and, in the case of leased property, the commencement date, expiration date and annual rental payable under the lease.

3.13 Accounts and Loan Documents.

(a) Except as disclosed in Schedule 3.13(a), each Account (i) if originated by Seller, has been made in accordance with applicable origination standards of Seller, (ii) if purchased by Seller, was purchased in accordance with Seller’s Buying Guidelines, (iii) is evidenced by note(s), agreement(s) or such other contract(s) and document(s) as required by the applicable Credit Approval Terms (as defined below) that are true, genuine and what they purport to be (the “Loan Documents”), (iv) originals or imaged copies of such Loan Documents are in the possession of Seller (or its agents), (v) all parties to such Loan Documents had legal capacity to execute the Loan Documents and each Loan Document has been duly and properly executed by such parties, (vi) has been secured by valid Liens on and security interests in assets as required by the applicable Credit Approval Terms or Buying Guidelines and such Liens and security interests have been perfected and have first priority unless the applicable Credit Approval Terms or Buying Guidelines state a lesser priority or the Obligor has granted a later purchase money security interest that by operation of law is superior to the Lien and the security interest securing such Account, (vii) is a legal, valid and binding obligation of the Obligor named therein and the Account and its respective Loan Documents are enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (viii) is not subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable by the Seller or Buyer, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and (ix) in the manner and to the extent required by the applicable Credit Approval Terms or Buying Guidelines, Seller has requested that an Obligor name Seller as loss payee under insurance policies insuring the collateral pursuant to the Account Agreements. There is a valid and properly documented board approval form in place for each portfolio purchased consistent with Seller’s Policies and Procedures (the “Credit Approval Terms”), and any security or waiver relating to such portfolio complies in all material respects with the Credit Approval Terms granted in connection therewith.

(b) Each Account has fulfilled any conditions set forth in the applicable Account Agreement required to make such Account subject to the Account Agreement. No Account is currently securitized. Each Account is payable in United States dollars. Except as listed in Schedule 3.13(b), no Accounts are participating in a collection settlement agreement or have a balance that is the result of a collection settlement agreement between the Obligor and Seller. All of the interest rates, fees, costs, expenses, penalties, and all other charges of every nature, kind and description whatsoever charged to or levied against the Accounts by Seller will be reflected on Schedule 2.1 when delivered on the Valuation Date.

(c) The allowance for loan losses and Holdbacks reflected on the Financial Statements are adequate in all material respects as of the Closing Date.

(d) Seller has complied in all material respects with all legal and regulatory requirements pertaining to the subject matter of this Agreement, including, without limitation, the Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Fair Debt Collection Practices Act as applicable to Seller, applicable state consumer credit and usury codes and laws, and applicable state licensing laws. In addition, any Loan Document that is subject to any prepayment penalty or late fee provisions fully complies with all applicable federal, state and local laws, regulations and requirements and is fully enforceable by Buyer against each Obligor.

(e) (i) Seller has complied with all applicable anti-money laundering laws and regulations, including, without limitation, the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); (ii) Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws; (iii) Seller has conducted the requisite due diligence in connection with the origination of each Account for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Obligor and the origin of the assets used by said Obligor to purchase the property in question; and (iv) Seller maintains, and will maintain until the Closing, sufficient information to identify the applicable Obligor for the purposes of the Anti-Money Laundering Laws.

3.14 Insurance. Schedule 3.14 contains a true, correct and complete list of all policies of fire and casualty, property, product and other liability, workers’ compensation, fraud and other forms of insurance maintained by or with respect to Seller, the Business, and/or Seller’s assets and properties. All premiums due and payable under such policies have been paid, subject to no readjustment of any nature whatsoever; all such policies are in full force and effect in accordance with their respective terms; and such policies are sufficient for compliance with all requirements of law and agreements by which Seller or its assets are bound, affected or subject. Except for amounts deductible under policies of insurance and as described in Schedule 3.14, Seller is not subject to liability as a self-insurer. Except as set forth in Schedule 3.14, there are no claims pending or threatened under any of such policies and there are no disputes between Seller and any of the underwriters of said policies.

3.15 Litigation and Compliance. Except as set forth in Schedule 3.15, there are no actions, suits, claims, proceedings or governmental or administrative investigations pending or, to the knowledge of Seller, threatened against Seller or any of its assets. Seller and its personnel have complied with and are not in default or violation under any applicable law, ordinance, requirement, regulation, policy, guideline, decree or order affecting Seller or its personnel. Seller has not received any notice of any claimed default or violation with respect to any such law, ordinance, requirement, regulation, policy, guideline, decree or order that has not been cured or favorably resolved. Seller is not subject to any judgments, orders or decrees entered in any action or proceeding which have or may have a material adverse effect upon Seller or its assets. Seller has duly filed all reports and returns required to be filed by it with governmental authorities. To the knowledge of Seller, Seller has no potential or existing liability to any third party or to any governmental, regulatory or administrative authority, body or entity for any material Loss (as defined in Section 9.2 of this Agreement) related to the auto loans purchased from South Dakota Acceptance Corporation (“SD Acceptance”) as originated by the Dan Nelson Automotive Group (“Nelson Automotive”) pursuant to that certain Master Sale and Purchase Agreement dated September 2004 between Seller and SD Acceptance and guaranteed by Nelson Automotive.

3.16 Tax Matters. Seller has duly filed all Tax Returns required to be filed by it on or prior to the date hereof. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller that in any way relate to the Assets (whether or not shown on any Tax Return) have been timely paid, or provisions for the payment of all Taxes have been made and are included in the Financial Statements. There are no Liens for Taxes upon any of the Assets nor, to the knowledge of Seller and the respective Partners, is any taxing authority in the process of imposing any Lien for Taxes upon any of the Assets, except for Liens for Taxes not yet due and payable.

3.17 Environmental and Safety Matters. Except as set forth in Schedule 3.17, to the knowledge of Seller, the Business and operations of Seller have been conducted and are now being conducted in compliance with all laws, whether federal, state or local, generally relating to the protection of health, safety or the environment (“Environmental and Safety Laws”), and there are no environmental or safety conditions on any real property used by Seller that could reasonably be expected to give rise to any cleanup obligations under any Environmental and Safety Laws. Seller has not received any written notification of any violation of Environmental and Safety Laws.

3.18 Intangible Rights. Seller owns or possesses the rights to use the patents, trademarks, service marks, trade names, brands, copyrights, licenses and designs, and all rights and applications with respect to the foregoing listed in Schedule 3.18 (“Intangible Rights”), and the Intangible Rights so listed are all that are required for the conduct of the business of Seller as now being conducted. There are no assignments, licenses or sublicenses with respect to any of the Intangible Rights, except as set forth in Schedule 3.18. There are no pending or, to the knowledge of Seller, threatened claims by any person to the use of any of the Intangible Rights and, to the knowledge of Seller, none of the Intangible Rights infringes materially on the rights of any person and no valid basis exists for any such claim. Schedule 3.18 sets forth a true and correct list of all corporate, partnership and trade names under which Seller has at any time conducted its businesses. Except as listed in Schedule 3.18, in connection with the Assets, Seller uses no trade names, trademarks, service marks, logos, Internet domain names, or other intellectual property rights owned by third parties, and warrants Buyer against any infringement claims arising from any intellectual property as may be used presently and during conversion of the Accounts from Seller to Buyer.

3.19 Employees and Compensation. Seller has previously given to Buyer a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each current employee, nonemployee director, leased employee, independent contractor, consultant and agent of Seller and each other person (other than an employee), to whom Seller pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

3.20 Labor Matters. Except as set forth in Schedule 3.20, Seller is in compliance with all federal, state and local laws affecting employment and employment practices, including terms and conditions of employment, wages and hours, and is not engaged in any unfair labor practice. All pending and, to the knowledge of Seller and the respective Partners, threatened worker’s compensation claims against Seller are adequately covered by insurance.

3.21 Contracts with Affiliates and Certain Payments. Except as set forth in Schedule 3.21, none of the Material Contracts to which Seller has been a party during the past three years:

(a) involves as a party (i) any officer, director or partnership interest holder of Seller, (ii) a relative (by blood or marriage) of any of the persons referred to in (i), or (iii) any entity that any person or entity referred to in (i) or (ii) controls or in which any such person or entity has a substantial interest, direct or indirect, or is a director, officer, partner or trustee; or (b) requires or required or is or was contingent upon the payment by or on behalf of Seller of commissions or compensation to any person not a party to such agreement, document or instrument.

3.22 Books and Records. The Books and Records, including the Files, are true and complete in all material respects and all information relating to the credit, charges, fees, payment history, customer inquiries, regulatory correspondence relating to the Accounts and other relevant information relating to the Accounts is contained therein.

3.23 Accuracy of Information. All representations, warranties and certifications contained in this Agreement or in any document, exhibit, schedule or certificate furnished or to be furnished pursuant hereto or in connection herewith are true, correct and complete in all material respects and do not contain any statement that is false or misleading with respect to a fact, and do not omit to state a fact necessary in order to make the statements herein and therein not false or misleading in any material respects. Seller has not failed to disclose to Buyer any facts that would have a substantial adverse effect on the assets, liabilities, operations, financial condition, business and prospects of Seller taken as a whole.

3.24 No Brokers. No third-party finder, broker, agent or other intermediary has acted for or on behalf of Seller in connection with the negotiation or consummation of this Agreement, and there are no claims for any brokerage commission, finder’s fee or similar payment due from Seller.

3.25 Receivables. All Receivables reflected on the Financial Statements (less any such Receivables collected since the date thereof) and all Receivables presently owing and to be owing at the Effective Time are, and at the Closing Date will be, legal, valid and binding obligations, and subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in a manner consistent with past practice. All such Receivables have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof. All Receivables were created or purchased in the ordinary course of business of Seller. There are no set-offs, counterclaims or disputes asserted with respect to any Receivable, and no discount or allowance from any Receivable has been made or agreed to other than pursuant to the AG Settlements. The amount of the reserve to be established for doubtful or uncollected accounts as described above is consistent in amount with the historical experience of Seller.

3.26 Licenses and Permits. Seller represents and warrants that it currently has and maintains all licenses, permits and registrations required under all applicable federal, state or local statutes, rules or regulations and has duly filed all reports, returns, registrations, notices, statements or other documentation required to be filed thereby with any governmental authorities and/or regulatory or self-regulatory entities relating thereto in connection with the Business.

ARTICLE IIIA

Representations and Warranties of the Partners

The respective Partners, individually, and not jointly, represent and warrant to Buyer as follows:

3A.1 Organization and Good Standing. Each of SSB and FSBF is duly organized, validly existing and in good standing under the laws of the State of Texas with full power and authority to own, lease and operate its properties and assets, and to carry on the Business as now conducted and as presently proposed to be conducted, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of the Business requires such qualification.

3A.2 Authority. Each Partner has all requisite corporate power and authority to enter into and to perform all of their obligations under this Agreement. The execution, delivery and performance of this Agreement by the respective Partners has been duly and validly authorized by all necessary action. This Agreement constitutes the legal, valid and binding obligation of the respective Partners, and is enforceable against the respective Partners in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or similar laws affecting the rights of creditors.

3A.3 No Conflict. Except as provided in Schedule 3A.3, neither the execution and delivery by the respective Partners of this Agreement, nor the performance of any other obligation of the respective Partners under this Agreement, conflicts with, will result in the breach of, or constitutes a default under, the terms of any of the organizational documents for the respective Partners, any material agreement, contract, or obligation, any indenture or other instrument or agreement to which the respective Partners is a party.

3A.4 Required Consents. Schedule 3A.4 describes each notice to, each consent, waiver, approval, or authorization from, and each registration or filing with, any federal, state or local judicial or governmental authority or agency or any other third party (collectively, the “Required Consents for Partners”) that is required in order (a) for the respective Partners to execute, deliver and perform this Agreement or to consummate the transactions contemplated hereby or (b) for the respective Partners to maintain in full force and effect, upon the consummation of the transactions contemplated hereby, the Material Contracts (as defined in Section 3.7) to which the respective Partners is a party, and the approvals, authorizations, consents, licenses, orders, permits, Intangible Rights (as defined in Section 3.18) and other rights of the respective Partners existing and in effect immediately prior to the Closing.

3A.5 Seller’s Representations and Warranties. To the knowledge of the respective Partners, each of the representations and warranties made by Seller in Article III hereof is true and correct in all material respects, and the respective Partners know of no fact, event or incident, the occurrence of which would cause the representations made in Article III hereof to be false in any material respects.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller and the Partners as follows:

4.1 Organization, Standing and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of North Carolina, with full corporate power and authority to own lease and operate its properties and assets and to carry on its business as now conducted, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to qualify would have a material adverse effect on the financial condition, results of operations, or business of Buyer on a consolidated basis.

4.2 Authorized and Effective Agreement.

(a) Buyer has all requisite corporate power and authority to enter into and perform all of its respective obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, and is enforceable against it in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors.

(b) Neither the execution and delivery by Buyer of this Agreement, nor the performance of any other obligation of Buyer under this Agreement, conflicts with, will result in the breach of, or constitutes a default under, the terms of its Articles of Incorporation or Bylaws, any indenture or other instrument or agreement to which it is a party or by which any of its assets may be bound or affected, or any statute, ordinance, judgment, order, decree, regulation or rule of any court or governmental body affecting or relating to its assets, or will result in the creation of any lien upon any of its assets.

ARTICLE V

Covenants

5.1 Additional Acts.

(a) Seller and the respective Partners agree to approve, execute and deliver any amendment to this Agreement and any additional plans and agreements reasonably requested by Buyer to modify the structure of, or to substitute parties to, the transactions contemplated hereby, provided that such modifications or substitutions do not adversely affect the economic benefits of such transactions to the Seller, do not materially increase the Partners’ or Seller’s obligations and do not abrogate the covenants and other agreements contained in this Agreement.

(b) As promptly as practicable after the date hereof, Buyer shall submit notice or applications for prior approval of the transactions contemplated herein to any federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the transactions contemplated hereby.

5.2 Best Efforts. Buyer, Seller and the respective Partners shall use their best efforts in good faith to (i) furnish such information as may be required in connection with, and otherwise cooperate in, the preparation and filing of the documents referred to in Section 5.1 and elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI and Article VII and to consummate the transactions herein contemplated at the earliest practicable date. Neither Buyer, Seller nor the respective Partners shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the transactions contemplated by this Agreement.

5.3 Access to Information. Seller will keep Buyer advised of all material developments relevant to the Business and the Assets and to the consummation of the transactions contemplated by this Agreement. Upon reasonable notice, Seller shall afford to representatives of Buyer reasonable access, during the period prior to the Effective Time (and during normal business hours), to all its properties, Accounts, Account Agreements, Material Contracts, Books and Records, Files, contracts and commitments, and, during such period, shall make available to representatives of Buyer all information concerning the Business and the Assets as Buyer may reasonably request. No investigation pursuant to this Section 5.3 or otherwise in this Agreement shall affect or be deemed to modify any representation or warranty made by Seller, or the conditions to any of their obligations hereunder.

5.4 Press Releases. Buyer, Seller and the respective Partners shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that in the opinion of its counsel is required by law.

5.5 Conduct of Business. Prior to the Closing, and except as otherwise consented to or approved by Buyer in writing, Seller covenants and agrees that Seller shall operate the Business only in the ordinary course and consistent with past practice, shall continue to own, maintain and service the Accounts in substantially the same manner as it has heretofore done, shall maintain in full force and effect all insurance currently maintained by the Seller and shall use commercially reasonable efforts to preserve the properties, business and relationships with customers of the Business and its employees, and shall not undertake any of the following with respect to the Business:

(a) amend or modify any Material Contracts except in the ordinary course of business consistent with past practices;

(b) terminate or enter into any Material Contracts except in the ordinary course of business;

(c) re-age or re-write any of the Accounts and/or Receivables except in the ordinary course of business;

(d) sell, assign, lease or otherwise transfer, acquire or dispose of any of the Assets;

(e) communicate with any Accountholder or other users of the Accounts, except in the ordinary course of business in accordance with past practice and custom;

(f) communicate with any Accountholder or other users of the Accounts in a manner that identifies Buyer or any of its affiliates;

(g) market or solicit, via telemarketing, direct mail, direct promotions, or the internet, to any Accountholders any reduced rate offer except in the ordinary course of business;

(h) impose or permit imposition of any material Lien, charge or encumbrance on any of the Assets, or permit any such Lien, charge or encumbrance to exist except in the ordinary course of business consistent with past practices;

(i) enter into any lease of real or personal property or any renewals thereof;

(j) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of business; or waive or release any material right or cancel or compromise any debt or claim, other than in the ordinary course of business;

(k) fail to comply with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

(l) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any directors, officers or employees, except in the ordinary course of business consistent with past practices;

(m) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a portion of the assets of, or an equity interest in, Seller, or any business combination with Seller other than as contemplated by this Agreement;

(n) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Seller or guarantee by Seller of any obligation, or (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee;

(o) change its investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation or directive;

(p) change its methods of accounting, except as required by changes in GAAP;

(q) incur any capital expenditures or obligation to make capital expenditures in excess of $5,000 for any one expenditure or $25,000 in the aggregate;

(r) default or fail to perform any of its material obligations under any Account Agreement;

(s) take any action which would or might be expected to (i) result in any representation or warranty herein to be untrue in any material respect, or (ii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or

(t) agree to do any of the foregoing.

Nothing in this Agreement shall diminish Seller’s sole title to the Business or shall be construed to limit Seller’s discretion to operate the Business in the ordinary course consistent with past practice, or shall give Buyer any ownership rights to the Assets before the Closing Date.

5.6 Affirmative Covenants of Seller.

(a) Following the date hereof, authorized representatives of Buyer shall have reasonable access during normal business hours to all Assets and Books and Records. Such access shall be arranged with reasonable advance notification through Seller’s representative, the identity of which shall be notified to Buyer in writing from time to time, and shall be coordinated in such a manner so as not to unreasonably interfere with Seller’s business.

(b) On the Closing Date, Seller shall deliver all of the Files to Buyer.

(c) Prior to the Closing Date, Seller agrees to use commercially reasonable efforts to clear any suspense account entries relating to payments for the Accounts.

(d) In order to comply with the requirements of the Fair Credit Reporting Act, Seller agrees to provide Buyer (prior to the Closing Date and on a closing tape formatted the same way the other closing tapes are formatted) with the date on which each Account that is reported to a credit reporting agency as being delinquent as of the Closing Date first became delinquent.

5.7 Intentionally Omitted.

5.8 Confidentiality. In recognition of the confidential nature of certain of the information that will be provided by one or more parties to other parties hereunder, Buyer, Seller and the respective Partners agree to retain in confidence, and to require its directors, officers, employees, consultants, professional representatives and agents (collectively, its “Representatives”) to retain in confidence, all information transmitted or disclosed to such party by the other, and further agree that the party will not use for the party’s own benefit and will not use or disclose to any third party, or permit the use or disclosure to any third party of, any information obtained from or revealed by another party, except Buyer, Seller or the respective Partners may disclose the information to those of its Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated hereby. In making such information available to such party’s Representatives, Buyer, Seller and the respective Partners shall take any and all precautions necessary to ensure that its Representatives use the information only as permitted hereby. Notwithstanding anything to the contrary in the foregoing provisions, such information may be disclosed (a) where it is necessary to any regulatory authorities or governmental agencies, (b) if it is required by court order or decree or applicable law, (c) if it is ascertainable or obtained from public or published information, or (d) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential. If any party shall be required to make disclosure of any such information by operation of law, such disclosing party shall give the other parties prior notice of the making of such disclosure and shall use all reasonable efforts to afford such other party an opportunity to contest the making of such disclosure. In the event that the Closing shall not occur, each of Buyer and Seller shall upon request immediately deliver, or cause to be delivered, to the appropriate party (without retaining any copies thereof) any and all documents, statements or other written information obtained from such party that contain information required to be kept confidential pursuant to this Section 5.8.

5.9 Taxes.

(a) Each party shall provide the other party and its designees with such assistance as may reasonably be requested by the other party or any such designee in connection with the preparation of any Tax Return, audit or judicial or administrative proceeding or determination relating to Taxes with respect to the Assets for periods prior to the Closing (in the case of Seller) and following the Closing (in the case of Buyer), including, without limitation, access to the books and records that relate to the Assets, and the assistance of the officers and employees of such other party.

(b) All stamp, transfer, excise, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be paid by Seller. Seller shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax and provide to Buyer evidence of filing and payment of all Transfer Taxes.

5.10 Employees.

(a) The parties hereto intend that there will be continuity of employment with respect to all Eligible Employees who become Transferred Employees. Accordingly, all the employees and leased employees of Seller as of the Closing Date, including, without limitation, those named in Schedule 5.10 (the “Eligible Employees”), shall (subject to the provisions of Section 5.10(e)) either be automatically transferred to and employed by Buyer (where applicable law provides for an automatic transfer of employees upon the transfer of assets), or Buyer shall offer employment to all of the Eligible Employees, which employment shall commence as of the Closing Date; provided, however, Buyer shall not have any obligation arising from this Agreement to continue any Eligible Employee in its employ or in any specific job or to provide to any Eligible Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Eligible Employee who is terminated by Buyer subsequent to the Effective Time, excluding any employee who has a then existing contract providing for severance in lieu of severance plan benefits, shall be entitled to severance pay in accordance with the general severance policy of Buyer as then in effect, if and to the extent that such Eligible Employee is entitled to severance pay and benefits under the applicable policy. Each Eligible Employee’s severance pay and benefits, if any, under the applicable severance policy, shall be determined based on aggregate service of the Eligible Employee with Seller (or any predecessor entities to the extent such service was recognized by Seller) prior to the Effective Time and with Buyer or an affiliate of Buyer on and after the Effective Time, with all service with Seller (or any predecessor entities to the extent such service was recognized by Seller) being deemed to be service with Buyer or an affiliate of Buyer. Those Persons who either transfer and continue employment or accept Buyer’s offer of employment and commence working with Buyer on or after the Closing Date shall hereafter be referred to as “Transferred Employees”.

(b) During the Employee Transition Period and subject to the provisions of this Section 5.10(b) and Section 5.10(c) and (d) below, Buyer shall provide benefits to the Transferred Employees and their beneficiaries pursuant to employee benefit plans and fringe benefit plans of Buyer and its affiliates (“Buyer’s Benefit Plans”) that (i) provide deferred compensation, profit sharing, retirement, vacation, sick leave, hospitalization, severance or fringe benefits, or (ii) are “employee benefit plans” as are defined in Section 3(3) of ERISA.

(c) Each Transferred Employee shall be eligible to participate in the 401(k) plan maintained for employees of Buyer upon complying with applicable eligibility requirements. All rights to participate in such 401(k) plan are subject to Buyer’s right to amend or terminate the plan. For purposes of administering the 401(k) plan, service with Seller shall be deemed to be service with Buyer for participation and vesting purposes, but not for purposes of benefit accrual.

(d) To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual (including for vacation but not for benefit accrual for Buyer’s defined benefit pension plan) under any of Buyer’s Benefit Plans, Buyer shall provide credit to

Transferred Employees for service with Seller on or prior to the Closing Date. Nothing in this Agreement shall obligate Buyer to provide continued employment to any employee of Seller for any specified period of time following the Closing Date.

(e) Seller and Buyer agree that certain Eligible Employees shall be subject to employment screening in accordance with generally applicable policies in effect at Buyer and Buyer’s affiliates.

5.11 Apportionment. All obligations and liabilities represented by ad valorem taxes on the Assets for the year of closing, and all utility bills and other operating expenses relating to the Assets or Assumed Liabilities, shall be apportioned between Seller and Buyer as of the opening of business on the Closing Date, it being understood that Seller shall be responsible for any such obligations and liabilities accrued or allocable to periods prior to the Closing Date (whether or not then paid) and Buyer shall be responsible for any such obligations and liabilities accruing or allocable for the periods on and after the Closing Date. Payments between the parties to effect any apportionment shall occur for the periods on and after the Closing Date. Payments between the parties to effect any apportionment shall occur from time to time after such amounts have been determined and mutually agreed to by the parties.

5.12 Repayment of Debt. As of the Closing Date, Buyer or one of its affiliates shall have made provision for the satisfaction and/or discharge of, and obtained the release of Seller’s and the Partners’ obligations under, any outstanding debt obligation of Seller under (i) that certain Loan and Security Agreement dated June 18, 2005 between Seller and Wells Fargo Financial Preferred Capital, Inc., (ii) that certain promissory note dated June 18, 2005 in the amount $5,000,000 executed by Seller in favor of SWS Group, Inc., and (iii) the certain Loan Agreement and Security Agreement, each dated January 22, 2002, between Seller and SSB.

ARTICLE VI

Conditions Precedent to Buyer’s Obligations

All obligations of Buyer under this Agreement are subject to the fulfillment of each of the following conditions prior to or at the Closing, unless waived by Buyer:

6.1 Representations and Warranties. All of the representations and warranties of Seller and the respective Partners contained in this Agreement shall be true, correct and complete at the Effective Time as though all such representations and warranties were made and given on and as of the Effective Time.

6.2 Performance by Seller and the Partners. Seller and the respective Partners shall have performed and complied with all covenants, agreements and conditions required to be performed or complied with by them pursuant to this Agreement prior to or at the Effective Time, and all partnership action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken.

6.3 Compliance Certificate. Buyer shall have received a compliance certificate from Seller and the respective Partners, in form and substance reasonably satisfactory to Buyer and executed by a duly authorized officer of Seller and the respective Partners, with respect to the matters set forth in Sections 6.1 and 6.2.

6.4 Approvals; No Restraint on Transactions. The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect. There shall be no effective injunction, judgment, decree, restraining order or order of any nature issued against Seller or Buyer by a court or government agency of competent jurisdiction which shall direct that this Agreement or any of the transactions contemplated by this Agreement not be consummated as herein provided, nor shall any litigation or other proceeding seeking to enjoin the Closing or any of the transactions contemplated hereby have been instituted or threatened by any federal, state or local governmental agency or department or any other party. No request for voluntary postponement of the Closing Date shall have been received by any party to this Agreement from any federal, state or local governmental agency or department.

6.5 No Material Adverse Change. Since June 30, 2005, there shall not have been any material adverse change in the financial condition, results of operations, prospects, assets or liabilities of Seller.

6.6 Third Party Consents. All Required Consents described in Schedule 3.5 shall have been made or obtained or shall have occurred.

6.7 Intentionally Omitted.

6.8 Escrow Agreement. Seller and the respective Partners shall have executed the Escrow Agreement substantially in the form attached hereto as Exhibit B.

6.9 Bill of Sale and Assignment and Assumption Agreement. Seller shall have executed the Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A.

6.10 Trademark Assignment Agreement. Seller shall have executed the Trademark Assignment Agreement substantially in the form attached hereto as Exhibit C.

ARTICLE VII

Conditions Precedent to Seller’s and the Partners’ Obligations

All obligations of Seller and the Partners under this Agreement are subject to the fulfillment of each of the following conditions prior to or at the Closing, unless waived by Seller:

7.1 Representations and Warranties. All of the representations and warranties of Buyer contained in this Agreement shall be true, correct and complete at the Effective Time as though all such representations and warranties were made and given on and as of the Effective Time.

7.2 Performance by Buyer. Buyer shall have performed and complied with all covenants, agreements and conditions required to be performed or complied with by Buyer pursuant to this Agreement prior to or at the Closing.

7.3 Compliance Certificate. Seller shall have received a compliance certificate from Buyer, in form and substance reasonably satisfactory to Seller and executed by a duly authorized officer of Buyer, with respect to the matters set forth in Sections 7.1 and 7.2.

7.4 Approvals; No Restraint on Transactions. The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect. There shall be no effective injunction, judgment, decree, restraining order or order of any nature issued against Seller or Buyer by a court or government agency of competent jurisdiction which shall direct that this Agreement or any of the transactions contemplated by this Agreement not be consummated as herein provided, nor shall any litigation or other proceeding seeking to enjoin the Closing or any of the transactions contemplated hereby have been instituted or threatened by any federal, state or local governmental agency or department or any other party. No request for voluntary postponement of the Effective Time shall have been received by any party to this Agreement from any federal, state or local governmental agency or department.

7.5 Intentionally Omitted.

7.6 Escrow Agreement. Buyer shall have executed the Escrow Agreement substantially in the form attached hereto as Exhibit B.

7.7 Bill of Sale and Assignment and Assumption Agreement. Buyer shall have executed the Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A.

7.8 Trademark Assignment Agreement. Buyer shall have executed the Trademark Assignment Agreement substantially in the form attached hereto as Exhibit C.

ARTICLE VIII

Closing Deliveries

8.1 Deliveries by Seller and the Partners. At the Closing, Seller and the Partners shall deliver, or cause to be delivered, to Buyer the following

(a) Evidence that all Required Consents have been obtained or satisfied;

(b) Resolutions duly adopted by the Boards of Directors of each of Seller, SSB and FSBF, authorizing the execution, delivery and performance of this Agreement, duly certified by the Secretary of each of Seller, SSB and FSBF, and an incumbency certificate certifying the names and true signatures of the officers of each of Seller, SSB and FSBF executing and delivering this Agreement;

(c) A certificate of good standing or a certificate of fact for each of Seller, SSB and FSBF, issued as of a date not more than five days prior to the Closing Date by the Secretary of State of Texas or the applicable governmental authority in the case of SSB;

(d) The compliance certificate required pursuant to Section 6.3;

(e) The executed Escrow Agreement substantially in the form attached hereto as Exhibit B;

(f) The executed Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A;

(g) The executed Trademark Assignment Agreement substantially in the form attached hereto as Exhibit C;

(h) The Files and Books and Records; and

(i) Such other documents as shall reasonably be requested by Buyer in order to effectively carry out the transactions contemplated by this Agreement, duly executed by Seller where appropriate.

8.2 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a) Payment of the Closing Date Payment as described in Section 2.3(b) of this Agreement;

(b) Evidence of the satisfaction and/or discharge of the debt obligation as described in Section 5.12;

(c) The compliance certificate required pursuant to Section 7.3;

(d) The executed Escrow Agreement substantially in the form attached hereto as Exhibit B;

(e) The executed Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A;

(f) The executed Trademark Assignment Agreement substantially in the form attached hereto as Exhibit C; and

(g) Such other documents as shall reasonably be requested by Seller in order to effectively carry out the transactions contemplated by this Agreement, duly executed by Buyer where appropriate.

ARTICLE IX

Indemnification and Survival

9.1 Survival of Representations and Warranties. All of the representations and warranties of Seller, the respective Partners and Buyer contained in this Agreement and all unasserted claims and causes of action with respect thereto shall terminate on June 30, 2007, except that the representations and warranties in Section 3.1, Section 3.2, Section 3.12 and Section 3.24 shall survive indefinitely.

9.2 Indemnification.

(a) Seller and the respective Partners, jointly and severally, agree to indemnify, defend and hold harmless the Buyer and its respective officers, directors and other affiliates (“Buyer Indemnitees”) against the full amount of any losses, damages (including without limitation all foreseeable and unforeseeable consequential damages), claims, obligations, liabilities, penalties, fines, costs and expenses (including without limitation reasonable attorneys’ and consultants’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding, demand or request for action by any governmental or administrative entity), of any kind or character (a “Loss”) arising out of or resulting from (i) any breach of any representation or warranty of Seller or the respective Partners contained in this Agreement (without regard to any qualifications as to materiality), (ii) any breach of any covenant or agreement of Seller or the respective Partners contained in this Agreement, (iii) any Excluded Liabilities, or (iv) any breach in any certificate or other closing document furnished by Seller or the respective Partners pursuant to this Agreement.

(b) Buyer agrees to indemnify, defend and hold harmless the Seller and its respective officers, directors and other affiliates (“Seller Indemnitees”) against a Loss arising out of or resulting from (i) any breach of any representation or warranty of Buyer contained in this Agreement (without regard to any qualifications as to materiality), (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, (iii) any Assumed Liabilities, or (iv) any breach in any certificate or other closing document furnished by Buyer pursuant to this Agreement.

9.3 Notice of Claim. Any party seeking to be indemnified hereunder (the “Indemnified Party”) shall promptly notify the party from whom indemnity is sought (the “Indemnity Obligor”) of any claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the claim asserted. The failure to notify or provide information or documentation to the Indemnity Obligor will not relieve the Indemnity Obligor of any liability that it may have to the Indemnified Party, except to the extent (i) that the Indemnity Obligor demonstrates that the defense of such action is prejudiced by such failure or (ii) notice is given after expiration of the applicable survival period described in Section 9.1.

9.4 Defense. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within 30 days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants at its cost and expense; provided, however, that during the interim the Indemnified Party shall use its best efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party’s own expense. Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld.

9.5 Exclusive Remedy. Except as otherwise provided in this Agreement and except for any equitable remedy any party may have as a result of a Loss to which the limitations of this Section 9.5 shall not apply, the indemnifications provided pursuant to Section 2.5 and Article IX shall be the exclusive remedy of the parties related to claims based upon this Agreement and the transactions contemplated hereby.

9.6 Minimum and Maximum Indemnity Amounts. Except for the indemnification provided for in Section 2.5 of this Agreement, to which the limitations of Section 9.1 and this Section 9.6 shall not apply, an Indemnified Party may recover the amount of any Loss from the Indemnity Obligor only if and to the extent that the amount of the Loss, when added to all other Losses incurred by the Indemnified Party, shall exceed $25,000. Notwithstanding any other provisions of this Article IX (except for the indemnification provided for in Section 2.5 of this Agreement, to which the limitations of Section 9.1 and this Section 9.6 shall not apply), an Indemnity Obligor’s total liability for any Loss or Losses pursuant to this Article IX shall not exceed an aggregate amount equal to Seller’s Closing Date Net Worth as determined in accordance with Section 2.3.

9.7 Escrow. Any indemnification amounts due to Buyer from Seller and the Partners pursuant to Section 2.5 and/or Article IX of this Agreement shall first be paid to Buyer from any funds available in the escrow account established pursuant to Section 2.3 of this Agreement and subject to the terms of the Escrow Agreement in the form attached hereto as Exhibit B. Buyer agrees to use its best efforts, prior to seeking any indemnification amounts due to Buyer from Seller and the Partners under this Article IX and accessing any funds available in the escrow account established pursuant to Section 2.3 of this Agreement, to seek recovery for any Losses from any applicable third parties who previously granted to Seller contractual indemnification rights which Seller has conveyed to Buyer hereunder. Notwithstanding any of the foregoing, any Loss resulting from a credit default of an Obligor shall not be subject to the indemnification provided by Seller and the Partners hereunder and shall not be deducted from the escrow account.

ARTICLE X

Termination

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) By the mutual written consent of Seller, the Partners and Buyer;

(b) By Seller in writing (if Seller or the respective Partners are not then in breach of any material term of this Agreement), if Buyer shall (i) fail to perform in any material respect its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breach any of its representations or warranties contained herein, which failure or breach is not cured within ten days after Seller has notified Buyer of its intent to terminate this Agreement pursuant to this subparagraph;

(c) By Buyer in writing (if Buyer is not then in breach of any material term of this Agreement), if Seller or the respective Partners shall (i) fail to perform in any material respect its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breach any of its representations or warranties contained herein, which failure or breach is not cured within ten days after Buyer has notified Seller and the Partners of its intent to terminate this Agreement pursuant to this subparagraph;

(d) By Seller or Buyer, in writing, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Seller or Buyer that prohibits or restrains any of Seller or Buyer from consummating the transactions contemplated hereby;

(e) By either Seller or Buyer, in writing, if the Closing has not occurred by March 20, 2006, for any reason other than delay or nonperformance of the party seeking such termination; or

(f) By either Seller or Buyer in writing, if any of the applications for prior approval referred to in Section 6.4 or 7.4 are denied, and the time period for appeals and requests for reconsideration has run.

10.2 Effect on Obligations. Termination of this Agreement pursuant to this Article X shall terminate all obligations of the parties hereunder, except for the obligations under Sections 11.5 (with respect to expenses) and 5.8 (with respect to confidentiality); provided, however, that termination pursuant to (b) or (c) of Section 10.1 shall not relieve the defaulting or breaching party from any liability to any other party hereto, and the nondefaulting party or parties shall be entitled to any remedies allowed by applicable law. In the event of termination under Section 10.1(c), Buyer shall have the rights and remedies with respect to specific performance as set forth in Section 11.11, in addition to any other remedies that may be available at law or in equity.

10.3 Waiver. Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time extend the time for the performance of any of the obligations or other acts of any other party hereto and may waive (i) any inaccuracies of another party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of another party, or satisfaction of any of the conditions precedent to its obligations, contained herein, or (iii) the performance by another party of any of its obligations set out herein.

10.4 Amendment or Supplement. This Agreement may be amended or supplemented at any time in writing by mutual agreement of Buyer, Seller and the Partners.

ARTICLE XI

Miscellaneous

11.1 Survival. Subject to Section 9.1, all covenants, agreements, statements, certifications, indemnifications, representations and warranties made by Seller, the respective Partners or the Buyer in this Agreement or in any document, exhibit, schedule or certificate furnished pursuant hereto or in connection herewith, shall survive the Closing irrespective of any investigation made by or on behalf of any party.

11.2 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (a) when received, if delivered in person, (b) when sent, if sent by facsimile transmission, or (c) the day following the date deposited with a nationally recognized overnight courier (with charges prepaid), in any such case as follows:

If to Seller or the Partners to:

Southwest Securities, FSB

301 S. Center

Arlington, TX 76010

Attn: Richard J. Driscoll, President, CEO and Chairman of the Board

Fax No.: 817-861-9282

Steven Burke

c/o FSB Financial, Ltd.

110 W. Randol Mill Road, Suite 100

Arlington, TX 76011

Fax No.: 817-509-3920

with a copy (which shall not constitute notice) to:

Brice E. Tarzwell, Esq.

Winstead Sechrest & Minick P.C.

1201 Elm Street, Suite 5400

Dallas, TX 75270

Fax No.: 214-745-5390

If to Buyer, to:

Michael K. Goodman, President and CEO

Regional Acceptance Corporation

1424 E. Firetower Road

Greenville, NC 27858-2785

Fax No.: 252-353-1852

with a copy (which shall not constitute notice) to:

M. Patricia Oliver, Executive Vice President and General Counsel

BB&T Corporation

200 West Second Street, Third Floor

Winston-Salem, NC 27101

Fax No.: 336-733-2189

or at such other address or addresses as any party may have advised the other in the manner provided in this Section 11.2.

11.3 Complete Agreement. This Agreement, together with its exhibits and schedules, sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, contracts, promises, representations, warranties, statements, arrangements and understandings, if any, among the parties hereto or their representatives. No waiver, modification or amendment of any provision, term or condition hereof shall be valid unless in writing and signed by the party to be charged therewith, and any such waiver, modification or amendment shall be valid only to the extent therein set forth.

11.4 Further Assurances. Each of the parties hereto shall, from time to time after the Closing, upon the request of the other party hereto and at the expense of such requesting party, duly execute, acknowledge and deliver or cause to be duly executed, acknowledged and delivered, all such further instruments and documents reasonably requested by the other party to further effectuate the intent and purposes of this Agreement.

11.5 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of Buyer and Seller shall pay its own expenses (including, without limitation, attorneys’ and accountants’ fees and disbursements) incident to this Agreement and the transactions contemplated hereby.

11.6 Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the substantive laws of the State of North Carolina, without regard to the provisions for choice of law thereunder.

11.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.8 Severability. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

11.10 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and shall in no way affect the interpretation or construction of this Agreement or any of the provisions hereof.

11.11 Specific Performance. Seller and the respective Partners acknowledge that if Seller and the respective Partners fail to consummate the transactions contemplated by this Agreement, such failure will cause irreparable harm to Buyer for which there will be no adequate remedy at law. Buyer shall be entitled, in addition to other remedies at law or at equity, to specific performance of this Agreement if Seller or the respective Partners shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

REGIONAL ACCEPTANCE CORPORATION

By:
Name:	Michael K. Goodman
Title:	President and CEO

FSB FINANCIAL, LTD.

By:
Name:
Title:

SOUTHWEST SECURITIES, FSB

By:
Name:
Title:

FSBF, LLC

By:
Name:
Title:

Steven Burke